UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2019

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36709

Delaware	20-5551000
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Credit Agreement and Revolving Credit Agreement

On July 1, 2019, Sientra Inc., a Delaware corporation (“Sientra”), entered into an Amended and Restated Credit and Security Agreement (Term Loan), dated as of July 1, 2019 by and among Sientra, certain of Sientra’s wholly-owned subsidiaries (together with Sientra, the “Borrowers”), the lenders party thereto from time to time and MidCap Financial Trust, as administrative agent and collateral agent (“Agent”) (the “Restated Term Loan Credit Agreement”). The Restated Term Loan Credit Agreement provided for, among other things, an increase of the lenders’ term loan commitment from $40.0 million to $50.0 million, with an additional $15.0 million uncommitted facility available subject to the terms and conditions thereof.

Pursuant to the Restated Term Loan Credit Agreement, the Borrowers converted Sientra’s $35.0 million of existing indebtedness (the “Existing Loan”) under its existing Credit and Security Agreement, dated July 25, 2017, with MidCap Financial Trust (the “Existing Term Loan Credit Agreement”). The Restated Term Loan Credit Agreement provides for (i) the Existing Loan, (ii) a $5 million term loan facility available at signing, (iii) at any time after September 30, 2020 to December 31, 2020, a $10.0 million term loan facility (to the extent no default then exists), and (iv) until December 31, 2020 and upon the consent of Agent and the lenders following a request from Borrowers, an additional $15.0 million term loan facility.

Also on July 1, 2019, Sientra entered in to an Amended and Restated Credit and Security Agreement (Revolving Loan), by and among the Borrowers, the lenders party thereto from time to time, and the Agent (the “Restated Revolving Credit Agreement” and, together with the Restated Term Loan Credit Agreement, the “Credit Agreements”) providing for, among other things, a revolving loan of up to $10.0 million (the “Revolving Loan”). Immediately prior to the effectiveness of the Restated Revolving Credit Agreement, Sientra converted the outstanding principal balance of its $4.3 million of revolving loans under the existing Restated Credit and Security Agreement (Revolving Loan), by and among the Borrowers, the lenders party thereto from time to time, and the Agent (the “Existing Revolving Credit Agreement” and, together with the Existing Term Loan Credit Agreement, the “Existing Credit Agreements”) into the Revolving Loan. The amount of loans available to be drawn under the Revolving Credit Agreement is based on a borrowing base equal to 85% of eligible accounts, subject to certain adjustments. The Borrowers may make (subject to the applicable borrowing base at the time) and repay borrowings from time to time under the Revolving Credit Agreement until the maturity of the facility on July 1, 2024.

The obligations under each Credit Agreement are guaranteed by Sientra and each of Sientra’s existing and subsequently acquired or formed direct and indirect subsidiaries (other than certain foreign subsidiaries). The obligations under the Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Borrowers and the guarantors, except for certain customary excluded property, and (ii) all of the capital stock owned by the Borrowers and guarantors thereunder (limited, in the case of the stock of certain non-U.S. subsidiaries of the Borrowers, to 65% of the capital stock of such subsidiaries). The Borrowers and the guarantors under the Credit Agreements are individually and collectively referred to herein as a “Credit Party” and the “Credit Parties,” as applicable.

The Term Loans are subject to a commitment fee of 0.5% of the amount of the lenders’ commitments to make term loans. The Term Loans may be prepaid in full or in part through July 1, 2020 with payment of a 3.5% prepayment premium, after which they may be prepaid in full or in part through July 1, 2021 with payment of a 2.5% prepayment premium, after which they may be prepaid in full or in part through July 1, 2022 with payment of a 1.5% prepayment premium, after which they may be prepaid in full or in part with no prepayment premium. An additional 5.0% of the amount of Terms Loans advanced by the lenders will be due upon prepayment or repayment of the Term Loans in full. The Revolving Loan facility is subject to a fee of 0.5% of the amount of the lenders’ unused commitments to make Revolving Loans and a minimum balance fee based on a minimum balance of 25% of borrowing base availability, which fee is equal to the then applicable interest rate. The Revolving Loan commitment may be reduced in full or in part through July 1, 2020 with payment of a 3.5% deferred loan origination fee, after which the commitment may be reduced in full or in part through July 1, 2021 with payment of a 2.5% deferred loan origination fee, after which the commitment may be reduced in full or in part through July 1, 2022 with payment of a 1.5% deferred loan origination fee, after which the commitment may be reduced in full or in part with no deferred loan origination fee being payable.

The interest rate applicable to the Term Loans is LIBOR plus 7.50%, and the interest rate applicable to loans incurred under the Revolving Credit Agreement is LIBOR plus 4.50%, in both cases subject to a LIBOR floor of 2.4%.

Each Credit Agreement requires that the Borrowers (i) maintain Net Revenue (as defined in each Credit Agreement) in amounts set forth in each Credit Agreement and (ii) at all times, maintain cash and cash equivalents of at least $20.0 million. The Credit Agreements also contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

Events of default under each Credit Agreement include: (i) failure by any Borrower to timely make payments due under each Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Credit Party when made; (iii) failure by Sientra or its subsidiaries to comply with the covenants under each Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Sientra or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Sientra or any of its subsidiaries; (vi) certain undischarged judgments against Sientra or its subsidiaries; (vii) certain ERISA-related events with respect to Sientra or its subsidiaries above a specified amount; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by any Credit Party not to be, in full force and effect; (ix) the institution of criminal proceedings against any Credit Party; (x) an event of default under the guarantee of the obligations under each Credit Agreement; (xi) the prepayment of any subordinated debt other than as specifically permitted by the terms of such subordination; (xi) the failure to maintain registration with respect to any Borrower whose equity is registered with the SEC; (xii) the occurrence of a Material Adverse Effect (as defined in each Credit Agreement); (xiii) certain adverse actions by the FDA, DEA or CMS with respect to certain products or which could be reasonably expected to result in a Material Adverse Effect (as defined in each Credit Agreement); (xiv) a default or material breach under certain specified material contracts and (xv) any loan document ceasing to be, or any challenge or assertion by any Credit Party that such loan document is not, in full force and effect. If one or more events of default occurs and continues beyond any applicable cure period, the Agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Credit Parties under each Credit Agreement to be immediately due and payable.

The foregoing description of the Term Loan Credit Agreement and the Revolving Credit Agreement is not intended to be complete and is qualified in its entirety by reference to each Credit Agreement, copies of which will be filed as Exhibits to Sientra’s next quarterly report on Form 10-Q.

Item 1.02. Termination of a Material Definitive Agreement

The information in Item 1.01 above with respect to Sientra’s existing indebtedness under its Existing Credit Agreements are incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.

Date: July 2, 2019	By:	/s/ Jeffrey M. Nugent
Jeffrey M. Nugent
Chairman of the Board of Directors and Chief
Executive Officer